Exhibit 99.1

Speedus Corp. Announces Move to OTCQB Marketplace

Freehold, NJ (July 30, 2010) – Speedus Corp. (OTCQB: SPDE) (the "Company") today announced that trading of shares of the Company's common stock will be transferred from The NASDAQ Stock Market to the OTCQB™ Marketplace beginning today, July 30, 2010. Investors will be able to easily trade the Company’s stock in this marketplace, where Speedus’ ticker symbol will continue to be SPDE. The OTCQB market tier was recently introduced to better distinguish OTC securities that are registered and fully reporting with the Securities and Exchange Commission (the “SEC”) or a U.S. banking or insurance regulator. Investors can now view real time stock quotes for SPDE at http://www.otcmarkets.com.

"Considering our company’s current size and ongoing efforts to reduce expenses, the significant cost and time savings associated with this move will allow us to dedicate more financial and managerial resources toward completing one or more of the material transactions which are currently under negotiation, and growing sales of our innovative products which were just recently introduced to the global market,” commented Speedus CEO Shant Hovnanian.

On July 27, 2010, the Company received a letter from The NASDAQ Stock Market advising that the Company has not met the deadline for complying with the stockholders’ equity requirement of NASDAQ Listing Rule 5550.  Accordingly, trading of the Company's common stock on The NASDAQ Stock Market will be suspended at the opening of business today, July 30, 2010.  In light of the benefits associated with moving to the OTCQB, Speedus has elected not to appeal this decision.

In related news, the Company also announced today that the recently signed Letter of Intent with Dubai-based Hye Mar Holdings Ltd. (“HMH”) for a proposed $4.0 million equity investment into Speedus was not completed. The investment contemplated in this Letter of Intent was subject to a number of conditions which were not mutually agreed upon and the Letter of Intent has expired.

About Speedus
Speedus Corp. (OTCQB: SPDE) operates through its two majority subsidiaries, Zargis Medical Corp. and Density Dynamics, Inc. Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company's product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company's sales, marketing and support efforts.